Exhibit 99.2

Preliminary Results

Preliminary unaudited financial results reflect continuing operations, excluding discontinued operations. All figures reported below are preliminary and subject to change.

●	The Company expects third quarter 2026 net revenues of approximately $4.8 million compared with $2.9 million in the second quarter of 2026, an increase of 66%.
●	The Company expects third quarter 2026 gross profit of approximately $0.4 million, compared to a loss of $(0.3) million in the second quarter of 2026.
●	The company expects third quarter of 2026 operating expenses of $3.0 million, consistent with the second quarter of 2026.
●	The company expects third quarter of 2026 operating loss of $2.6 million, compared to $3.3 million in the second quarter of 2026.
●	The company expects third quarter of 2026 net loss of $2.6 million, compared to net loss of $3.3 million in the second quarter of 2026.
●	The company expects third quarter of 2026 adjusted EBITDA loss of $2.2 million, compared to a loss of $3.5 million in the second quarter of 2026.
●	Common shares outstanding as of October 22, 2026 are 3,416,441 and no warrants remain outstanding.
●	Cash and equivalents were $3.9 million at quarter end.

Preliminary Financial Information

This news release includes financial information that is preliminary and has been prepared internally by management, and has not been audited, reviewed or compiled by our independent registered public accounting firm. 22nd Century Group’s actual results remain subject to the completion of management’s final review and other closing and audit procedures and may differ materially from such financial information included in this news release due to the completion of our financial closing procedures, audit procedures and final adjustments. These preliminary estimates are not a comprehensive statement of our financial results for the third quarter 2026 and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on these preliminary financial results.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, and (ii) our financial and operating performance. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 26, 2026 and Quarterly Reports on Form 10-Q filed May 7, 2026 and August 14, 2026. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Notes regarding Non-GAAP Financial Information

In addition to the Company’s reported results in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company provides EBITDA and Adjusted EBITDA.

In order to calculate EBITDA, the Company adjusts net (loss) income by adding back interest expense (income), provision (benefit) for income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted by the Company for certain non-cash and/or non-operating expenses, including adding back equity-based employee compensation expense, restructuring and restructuring-related charges such as impairment, acquisition and transaction costs, and other unusual or infrequently occurring items, if applicable, such as inventory reserves and adjustments, gains or losses on disposal of property, plant and equipment, and gains or losses on investments.

The Company believes that the presentation of EBITDA and Adjusted EBITDA are important financial measures that supplement discussion and analysis of its financial condition and results of operations and enhances an understanding of its operating performance. While management considers EBITDA and Adjusted EBITDA to be important, these financial performance measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.